                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Third Quarter Fiscal 2024 Results

Net Sales decreased 0.3%, Organic Sales increased 0.6%
Significant Gross Margin Expansion
GAAP EPS decreased 4%, Adjusted EPS increased 23%
Updates Full Year Outlook

Shelton, Conn - August 6, 2024 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its third fiscal quarter 2024 ended June 30, 2024.
Executive Summary
•Net sales were $647.8 million, a decrease of 0.3% compared to the prior year quarter.
•Organic net sales increased 0.6% (Organic basis excludes the impact from currency movements.)
•GAAP Diluted Net Earnings Per Share ("EPS") were $0.98, compared to $1.02 in the prior year quarter.
•Adjusted EPS were $1.22, compared to $0.99 in the prior year quarter.
•Ended the third quarter with $196.1 million in cash on hand, access to an additional $369.7 million revolving credit facility and a net debt leverage ratio of 3.1x.
•Returned $17.4 million to shareholders in the form of $9.9 million in share repurchases and $7.5 million of dividends in the third quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on August 6, 2024 for the third quarter.
The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.
“Our third quarter results reflected robust gross margin accretion leading to substantial adjusted EBITDA and earnings per share growth. Amidst a competitive and dynamic market landscape, organic net sales growth featured continued strength in our Right-to-Win portfolio, propelled by our industry-leading Sun Care and Grooming businesses. Our international businesses sustained their momentum, achieving significant growth through a balanced mix of pricing and volume improvements. Crucially, we achieved over 160-basis points of adjusted gross margin accretion, driven by our steadfast commitment to cost productivity and strategic revenue management initiatives," stated Rod Little, Edgewell’s President and Chief Executive Officer. "Reflecting on our performance to date, while we now anticipate concluding the year with sales growth of about 1% and slightly below our previously forecasted range, we are increasing our full year projections for adjusted EPS and EBITDA. Our transformation that began just over three years ago continues to yield positive results. In order to accelerate our progress across key priorities, we announced, in a separate press release today, key changes to enhance our leadership team and simplify our operating model. I’m confident that these changes will strengthen our business and better position Edgewell for sustainable top and bottom-line growth,” concluded Mr. Little.

Fiscal 3Q 2024 Operating Results (Unaudited)
Net sales were $647.8 million in the quarter, a decrease of 0.3%, including a $6.2 million unfavorable impact from currency movements. Organic net sales increased 0.6%, as continued strong performance in International markets as well as growth in our Right to Win portfolio of Sun Care and Grooming were partially offset by declines in North America Wet Shave and Feminine Care. In aggregate, increased pricing and revenue management more than offset the impact of lower volumes in North America.
Gross profit was $287.1 million, as compared to $280.3 million in the prior year quarter. Gross margin as a percent of net sales increased 120-basis points, to 44.3% in the quarter. Adjusted gross margin, as a percent of net sales, increased 160-basis points, as productivity savings of approximately 225-basis points and the benefit of higher pricing and strategic revenue management of approximately 110-basis points more than offset core inflation and lower volume absorption of approximately 60-basis points, unfavorable mix and other of approximately 100-basis points and an unfavorable currency impact of approximately 15-basis points.

Advertising and sales promotion expense ("A&P") was $76.6 million, or 11.8% of net sales, a decrease of $3.4 million, compared to $80.0 million, or 12.3%, of net sales in the prior year quarter, reflecting a re-allocation of brand investment from A&P into increased trade promotion and consumer activation spend.

Selling, general and administrative expense ("SG&A") was $110.1 million, or 17.0% of net sales, as compared to $96.3 million, or 14.8% of net sales in the prior year quarter. Adjusted SG&A was 16.2% of net sales, an increase of 50-basis points, primarily driven by higher people expenses and legal costs, partially offset by operational efficiency savings, lower bad debt and favorable currency impacts.
The Company recorded pre-tax restructuring and re-positioning expenses and costs in support of cost efficiency and effectiveness programs of $4.9 million in the quarter, a charge related to a legal matter of $2.5 million, and acquisition and integration costs related to the Billie acquisition of $0.7 million.
Operating income, was $82.7 million, inclusive of a $2.3 million unfavorable impact from currency movements, compared to $86.2 million in the prior year quarter. Adjusted operating income was $94.8 million, or 14.6% of net sales, compared to $84.1 million, or 12.9% of net sales in the prior year quarter. Adjusted operating margin increased 170-basis points, reflecting higher gross margin.
Interest expense associated with debt was $18.8 million, compared to $19.2 million in the prior year quarter. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility, partially offset by higher interest rates.
Other expense (income), net was expense of $1.4 million compared to income of $3.8 million in the prior year quarter. The current year quarter included a loss on investment of $3.1 million.
The effective tax rate for the first nine months of fiscal 2024 was 22.2% compared to 25.9% in the prior year period. The adjusted effective tax rate for the first nine months of fiscal 2024 was 22.3%, down from the prior year period adjusted effective tax rate of 25.9%. The fiscal 2024 effective tax rate reflects the favorable mix of earnings in lower tax rate jurisdictions and the impact of a change in the Company’s prior estimates.
GAAP net earnings were $49.0 million or $0.98 per diluted share compared to $53.0 million or $1.02 per diluted share in the prior year quarter. Adjusted net earnings were $61.2 million or $1.22 per share, inclusive of a $0.06 unfavorable currency impact, compared to $51.3 million or $0.99 per share in the prior year quarter. Adjusted EBITDA was $117.2 million, inclusive of a $4.0 million unfavorable currency impact, compared to $109.7 million in the prior year quarter.
Net cash provided by operating activities was $157.3 million for the nine months ending June 30, 2024, compared to $168.3 million in the prior year period. The decrease in cash provided by operating activities was largely driven by changes in net working capital, partially offset by increased earnings.

Capital Allocation
On August 6, 2024, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the third fiscal quarter of fiscal 2024. The dividend will be payable on October 3, 2024 to shareholders of record as the close of business on September 4, 2024. During the third quarter of fiscal 2024, the Company paid dividends totaling $7.5 million to stockholders and completed share repurchases of approximately 0.3 million shares at a total cost of $9.9 million. As of June 30, 2024, the Company had 3.5 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 3Q 2024 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales decreased $7.8 million, or 2.4%. Organic net sales decreased $2.0 million or 0.6%, as growth in international markets, driven by both higher volumes and price, was more than offset by volume declines in North America. North America sales were impacted by continued weak category and channel dynamics, particularly in the highly promotional drug channel, along with heightened competitive dynamics in Women’s shave, as well as significant declines in Shave Preps. Wet Shave segment profit increased $15.3 million, or 47.4%. Organic segment profit, excluding the unfavorable impact from currency increased $17.5 million, or 54.2%, reflecting higher gross margins and lower marketing expenses.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $12.0 million, or 4.9%. Organic net sales increased $12.4 million, or 5.1%, driven by Sun Care growth across both international and North America markets, as well as double-digit growth in Grooming. Sun Care growth reflected modest growth in North America, reflecting weak early-season U.S. weather dynamics, followed by a very strong month of June. Sun and Skin segment profit increased $2.8 million, or 4.6%, with minimal currency impact, primarily driven by higher gross margins, partly offset by higher marketing and SG&A expenses.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $6.4 million, or 7.9% with minimal currency impact, largely driven by a decline in Tampons and Pads, partly offset by growth in Liners. Segment profit decreased $7.4 million, or 52.9%. Organic segment profit decreased $7.4 million, or 52.9%, with minimal currency impact, primarily driven by lower sales and the resulting impact on gross profit as well has higher marketing expenses.

Full Fiscal Year 2024 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2024:

•Organic net sales are now expected to increase approximately 1% (previously 2%)
◦Currency is now expected to negatively impact reported net sales by 35-basis points (previously, no impact)
•GAAP EPS is now expected to be approximately $2.28 (previously in the range of $2.20 to $2.40)
◦Includes: Restructuring and re-positioning charges*, Acquisition and integration costs, Sun Care reformulation, costs related to the Wet One’s manufacturing plant fire, a Legal matter charge, Loss on an investment, and Other costs
•Adjusted EPS is now expected to be approximately $3.00 (previously in the range of range of $2.80 to $3.00)
◦Includes an estimated $0.12 per share unfavorable impact from foreign currency movements (previously $0.17 per share unfavorable impact)
◦Adjusted gross margin is now expected to increase approximately 140-basis points to the prior year (previously 120-basis points)
◦This EPS outlook reflects the impact of share repurchases of approximately $50 million
•Adjusted EBITDA is now expected to be approximately $356 million (previously in the range of $348 to $360 million)
◦Includes an estimated $8 million unfavorable impact from foreign currency changes (previously $11 million unfavorable impact)
•Other Expense, net is expected to be approximately zero (previously expense of $3 million)
•Interest expense associated with debt is expected to be approximately $77 million (previously $78 million)
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $90 million (previously $92 million)
•Capital expenditures expected to be approximately 2.5% of net sales
•Free cash flow is expected to be approximately $170 million

* In fiscal 2024, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and re-positioning actions. As a result of these actions, the Company expects to incur pre-tax charges of approximately $19 million for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2024 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as Gross debt less cash. Net debt leverage ratio is defined as net debt less cash divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. Please refer to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023, for a revision of previously issued consolidated financial statements, which may impact year over year results or future estimates included in this release.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net sales	$647.8	$650.0	$1,736.1	$1,717.5
Cost of products sold	360.7	369.7	993.2	1,005.3
Gross profit	287.1	280.3	742.9	712.2

Selling, general and administrative expense	110.1	96.3	320.9	297.2
Advertising and sales promotion expense	76.6	80.0	187.9	188.8
Research and development expense	14.6	14.8	42.1	42.6
Restructuring charges	3.1	3.0	13.1	8.7
Operating income	82.7	86.2	178.9	174.9
Interest expense associated with debt	18.8	19.2	59.0	59.8
Other expense (income), net	1.4	(3.8)	4.4	0.7
Earnings before income taxes	62.5	70.8	115.5	114.4
Income tax provision	13.5	17.8	25.7	29.6
Net earnings	$49.0	$53.0	$89.8	$84.8

Earnings per share:
Basic net earnings per share	$0.99	$1.04	$1.80	$1.65
Diluted net earnings per share	$0.98	$1.02	$1.79	$1.63

Weighted-average shares outstanding:
Basic	49.5	51.1	49.8	51.3
Diluted	50.1	51.8	50.3	51.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30, 2024	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$196.1	$216.4
Trade receivables, less allowance for doubtful accounts	155.0	106.2
Inventories	455.9	492.4
Other current assets	151.7	147.4
Total current assets	958.7	962.4
Property, plant and equipment, net	325.4	337.9
Goodwill	1,333.2	1,331.4
Other intangible assets, net	952.2	973.8
Other assets	138.9	135.2
Total assets	$3,708.4	$3,740.7

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$21.4	$19.5
Accounts payable	208.7	194.4
Other current liabilities	305.0	309.5
Total current liabilities	535.1	523.4
Long-term debt	1,290.4	1,360.7
Deferred income tax liabilities	137.3	136.4
Other liabilities	169.0	179.7
Total liabilities	2,131.8	2,200.2
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,580.8	1,593.8
Retained earnings	1,089.0	1,022.1
Common shares in treasury at cost	(920.6)	(906.1)
Accumulated other comprehensive loss	(173.3)	(170.0)
Total shareholders' equity	1,576.6	1,540.5
Total liabilities and shareholders' equity	$3,708.4	$3,740.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Nine Months Ended June 30,
	2024	2023
Cash Flow from Operating Activities
Net earnings	$89.8	$84.8
Depreciation and amortization	66.6	68.1
Share-based compensation expense	20.4	19.8
Loss on sale of assets	0.3	1.1
Defined benefit settlement loss	—	7.2
Deferred compensation payments	(1.6)	(4.9)
Deferred income taxes	1.3	(0.6)
Other, net	(11.0)	(13.6)
Changes in current assets and liabilities used in operations	(8.5)	6.4
Net cash provided by operating activities	$157.3	$168.3

Cash Flow from Investing Activities
Capital expenditures	$(30.6)	$(31.1)
Collection of deferred purchase price on accounts receivable sold	0.2	1.5
Other, net	(6.5)	(2.0)
Net cash used by investing activities	$(36.9)	$(31.6)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$633.0	$645.0
Cash payments on debt with original maturities greater than 90 days	(705.0)	(715.0)
Proceeds from debt with original maturities of 90 days or less	1.9	5.1
Repurchase of shares	(40.2)	(45.2)
Dividends to common shareholders	(23.3)	(23.8)
Net financing inflow from the Accounts Receivable Facility	4.3	9.6
Employee shares withheld for taxes	(7.1)	(9.0)
Other, net	(2.9)	1.0
Net cash used by financing activities	$(139.3)	$(132.3)

Effect of exchange rate changes on cash	(1.4)	14.3

Net (decrease) increase in cash and cash equivalents	(20.3)	18.7
Cash and cash equivalents, beginning of period	216.4	188.7
Cash and cash equivalents, end of period	$196.1	$207.4

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Wet Shave	$316.3	$324.1	$911.1	$908.0
Sun and Skin Care	256.9	244.9	608.1	567.5
Feminine Care	74.6	81.0	216.9	242.0
Total net sales	$647.8	$650.0	$1,736.1	$1,717.5

Segment Profit
Wet Shave	$47.6	$32.3	$141.7	$103.4
Sun and Skin Care	64.2	61.4	117.3	114.7
Feminine Care	6.6	14.0	22.6	38.1
Total segment profit	118.4	107.7	281.6	256.2
General corporate and other expenses	(15.8)	(15.8)	(47.0)	(48.7)
Amortization of intangibles	(7.7)	(7.8)	(23.3)	(23.2)
Interest and other expense, net	(17.2)	(15.4)	(60.4)	(53.3)
Restructuring and repositioning expenses	(3.2)	(3.1)	(13.2)	(8.9)
Acquisition and integration costs	(0.7)	(1.0)	(2.1)	(5.1)
Sun Care reformulation costs	(1.3)	(0.6)	(2.2)	(1.7)
Wet Ones manufacturing plant fire	(2.7)	—	(8.0)	—
Legal matters	(2.5)	6.8	(3.9)	6.3
Loss on investment	(3.1)	—	(3.1)	—
Defined benefit settlement loss	—	—	—	(7.2)
Other project costs	(1.7)	—	(2.9)	—
Total earnings before income taxes	$62.5	$70.8	$115.5	$114.4
Refer to Note 2 - GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended June 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$287.1	$110.1	$82.7	$62.5	$13.5	$49.0	$0.98
Restructuring and repositioning expenses	—	0.1	3.2	3.2	0.8	2.4	0.04
Acquisition and integration costs	—	0.7	0.7	0.7	0.2	0.5	0.01
Sun Care reformulation costs	—	—	1.3	1.3	0.3	1.0	0.02
Wet Ones manufacturing plant fire	2.7	—	2.7	2.7	0.7	2.0	0.04
Legal matters	—	2.5	2.5	2.5	0.7	1.8	0.04
Loss on investment	—	—	—	3.1	—	3.1	0.06
Other project costs	—	1.7	1.7	1.7	0.3	1.4	0.03
Total Adjusted Non-GAAP	$289.8	$105.1	$94.8	$77.7	$16.5	$61.2	$1.22

				Adjusted Non-GAAP Constant Currency			$1.28

GAAP as a percent of net sales	44.3%	17.0%	12.8%	GAAP effective tax rate		21.6%
Adjusted as a percent of net sales	44.7%	16.2%	14.6%	Adjusted effective tax rate		21.2%
Adjusted Constant Currency as a percent of net sales	44.8%		14.8%

	Three Months Ended June 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$280.3	$96.3	$86.2	$70.8	$17.8	$53.0	$1.02
Restructuring and repositioning expenses	—	0.1	3.1	3.1	0.8	2.3	0.04
Acquisition and integration costs	—	1.0	1.0	1.0	0.2	0.8	0.02
Sun Care reformulation costs	—	—	0.6	0.6	0.2	0.4	0.01
Legal matters	—	(6.8)	(6.8)	(6.8)	(1.6)	(5.2)	(0.10)
Total Adjusted Non-GAAP	$280.3	$102.0	$84.1	$68.7	$17.4	$51.3	$0.99

GAAP as a percent of net sales	43.1%	14.8%	13.3%	GAAP effective tax rate		25.3%
Adjusted as a percent of net sales	43.1%	15.7%	12.9%	Adjusted effective tax rate		25.3%
(1) EBIT is defined as Earnings before Income taxes.

	Nine Months Ended June 30, 2024
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$742.9	$320.9	$178.9	$115.5	$25.7	$89.8	$1.79
Restructuring and repositioning expenses	—	0.1	13.2	13.2	3.3	9.9	0.20
Acquisition and integration costs	—	2.1	2.1	2.1	0.5	1.6	0.03
Sun Care reformulation costs	—	—	2.2	2.2	0.5	1.7	0.03
Wet Ones manufacturing plant fire	8.0	—	8.0	8.0	2.0	6.0	0.12
Legal matters	—	3.9	3.9	3.9	1.0	2.9	0.06
Loss on investment	—	—	—	3.1	—	3.1	0.06
Other project costs	—	2.9	2.9	2.9	0.7	2.2	0.04
Total Adjusted Non-GAAP	$750.9	$311.9	$211.2	$150.9	$33.7	$117.2	$2.33

				Adjusted Non-GAAP Constant Currency			$2.41

GAAP as a percent of net sales	42.8%	18.5%	10.3%	GAAP effective tax rate		22.2%
Adjusted as a percent of net sales	43.3%	18.0%	12.2%	Adjusted effective tax rate		22.3%
Adjusted Constant Currency as a percent of net sales	43.2%		12.1%

	Nine Months Ended June 30, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$712.2	$297.2	$174.9	$114.4	$29.6	$84.8	$1.63
Restructuring and repositioning expenses	0.2	0.2	9.1	9.1	2.4	6.7	0.13
Acquisition and integration costs	—	5.1	5.1	5.1	1.2	3.9	0.08
Sun Care reformulation costs	—	—	1.7	1.7	0.4	1.3	0.02
Legal matters	—	(6.3)	(6.3)	(6.3)	(1.5)	(4.8)	(0.09)
Defined benefit settlement loss	—	—	—	7.2	1.9	5.3	0.10
Total Adjusted Non-GAAP	$712.4	$298.2	$184.5	$131.2	$34.0	$97.2	$1.87

GAAP as a percent of net sales	41.5%	17.3%	10.2%	GAAP effective tax rate		25.9%
Adjusted as a percent of net sales	41.5%	17.4%	10.7%	Adjusted effective tax rate		25.9%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the three and nine months ended June 30, 2024, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter Ended June 30, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 2023	$324.1		$244.9		$81.0		$650.0
Organic	(2.0)	(0.6)%	12.4	5.1%	(6.4)	(7.9)%	4.0	0.6%
Impact of currency	(5.8)	(1.8)%	(0.4)	(0.2)%	—	—%	(6.2)	(0.9)%
Net Sales - Q3 2024	$316.3	(2.4)%	$256.9	4.9%	$74.6	(7.9)%	$647.8	(0.3)%

Net Sales
Nine Months Ended June 30, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q3 2023	$908.0		$567.5		$242.0		$1,717.5
Organic	6.5	0.7%	37.6	6.6%	(25.1)	(10.4)%	19.0	1.1%
Impact of currency	(3.4)	(0.4)%	3.0	0.6%	—	—%	(0.4)	—%
Net Sales - Q3 2024	$911.1	0.3%	$608.1	7.2%	$216.9	(10.4)%	$1,736.1	1.1%

Segment Profit
Quarter Ended June 30, 2024
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 2023	$32.3		$61.4		$14.0		$107.7
Organic	17.5	54.2%	2.8	4.6%	(7.4)	(52.9)%	12.9	12.0%
Impact of currency	(2.2)	(6.8)%	—	—%	—	—%	(2.2)	(2.1)%
Segment Profit - Q3 2024	$47.6	47.4%	$64.2	4.6%	$6.6	(52.9)%	$118.4	9.9%

Segment Profit
Nine Months Ended June 30, 2024

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q3 2023	$103.4		$114.7		$38.1		$256.2
Organic	38.7	37.4%	1.0	0.9%	(15.4)	(40.4)%	24.3	9.5%
Impact of currency	(0.4)	(0.4)%	1.6	1.4%	(0.1)	(0.3)%	1.1	0.4%
Segment Profit - Q3 2024	$141.7	37.0%	$117.3	2.3%	$22.6	(40.7)%	$281.6	9.9%

For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are non-GAAP measures, to improve comparability of results between periods.

	June 30, 2024	September 30, 2023
Notes payable	$21.4	$19.5
Long-term debt	1,290.4	1,360.7
Gross debt	$1,311.8	$1,380.2
Less: Cash and cash equivalents	196.1	216.4
Net debt	$1,115.7	$1,163.8

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
Net earnings	$49.0	$53.0	$89.8	$84.8
Income tax provision	13.5	17.8	25.7	29.6
Interest expense, net	17.8	18.5	56.6	58.5
Depreciation and amortization	21.7	22.5	66.6	68.1
EBITDA	$102.0	$111.8	$238.7	$241.0

Restructuring and repositioning expenses	3.2	3.1	13.2	9.1
Acquisition and integration costs	0.7	1.0	2.1	5.1
Sun Care reformulation costs	1.3	0.6	2.2	1.7
Wet Ones manufacturing plant fire	2.7	—	8.0	—
Legal matters	2.5	(6.8)	3.9	(6.3)
Loss on investment	3.1	—	3.1	—
Defined benefit settlement loss	—	—	—	7.2
Other project costs	1.7	—	2.9	—
Adjusted EBITDA	$117.2	$109.7	$274.1	$257.8

Adjusted EBITDA Constant Currency	$121.2		$279.6

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2024 results:

Adjusted EPS Outlook
Fiscal 2024 GAAP EPS	approx.	$2.28

Restructuring and repositioning costs	approx.	0.39
Acquisition and integration costs	approx.	0.06
Sun Care reformulation costs	approx.	0.11
Wet Ones manufacturing plant fire	approx.	0.18
Legal matters	approx.	0.08
Loss on investment	approx.	0.06
Other costs	approx.	0.08
Income taxes(1)	approx.	(0.24)

Fiscal 2024 Adjusted EPS Outlook (Non-GAAP)	approx.	$3.00
(1)Income tax effect of the adjustments to Fiscal 2024 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2024 GAAP Net Income	approx.	$115
Income tax provision	approx.	30
Interest expense, net	approx.	74
Depreciation and amortization	approx.	90
EBITDA	approx.	309

Restructuring and repositioning costs	approx.	19
Acquisition and integration costs	approx.	3
Sun Care reformulation costs	approx.	5
Wet Ones manufacturing plant fire	approx.	9
Legal matters	approx.	4
Loss on investment	approx.	3
Other project costs	approx.	4
Fiscal 2024 Adjusted EBITDA	approx.	$356